Exhibit 10.15

EXECUTION COPY

THE BANK OF PRINCETON

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Bank of Princeton Supplemental Executive Retirement Plan (the “Plan”) effective as of the 1st day of June, 2021 (the “Effective Date”) by The Bank of Princeton, a New Jersey state-chartered commercial bank (the “Employer” or the “Bank”) for the benefit of eligible executives who have been selected for participation in this Plan. The purpose of the Plan is to provide certain supplemental nonqualified pension benefits to certain executives who have contributed substantially to the success of the Employer and the Employer desires to incentivize the executives to continue in its employ.

This Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3), and 401(a)(1).

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified:

1.1 “Account Balance” means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) on behalf of the Participant.

1.2 “Annuity Contract” means the annuity contract(s) purchased and solely owned by the Bank and listed on Appendix A.

1.3 “Beneficiary” means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Participant to receive death benefits pursuant to this Plan in the event of the Participant’s death.

1.4 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5 “Board” means the Board of Directors of the Employer.

1.6 “Cause” means (i) a documented repeated and willful failure by a Participant to perform his duties, but only after written demand, (ii) Participant’s final conviction of a felony, (iii) conduct by Participant which constitutes moral turpitude which is directly and materially injurious to the Employer or any affiliated company, (iv) Participant’s willful material violation of corporate policy, or (v) the issuance by the regulator of the Employer or affiliated company of a non-appealable order to the effect that Participant be permanently discharged.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of the Employer or any of the Employer’s affiliated companies.

1.7 “Change in Control” shall be deemed to have taken place if:

(a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Employer, a wholly-owned subsidiary thereof, or any employee benefit plan of the Employer or any of its subsidiaries becomes the beneficial owner of Employer securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Employer that may be cast for the election of directors of the Employer (other than as a result of the issuance of securities initiated by the Employer in the ordinary course of business); or

(b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all Employer’s securities entitled to vote generally in the election of directors of the Employer immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Employer or any successor corporation or entity entitled to vote generally in the election of the directors of Employer or such other corporation or entity after such transactions.

Notwithstanding the above, no Change in Control shall occur unless the transaction constitutes a change of ownership or control event as defined in Treasury Regulation §1.409A-3(i)(5).

1.8 “Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of net less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.9 “ERISA” means the Employee Retirement Income Security Act of 1974.

1.10 “Normal Retirement Age” means age sixty-five (65).

1.11 “Normal Retirement Date” means the later of the Participant’s Normal Retirement Age or the date the Participant incurs a Separation from Service.

1.12 “Participant” means an executive of the Employer selected to participate in this Plan.

1.13 “Plan Administrator” has the meaning ascribed to such term in Article 9 below.

1.14 “Rider” means the income rider attached to the Annuity Contract as an endorsement or other product feature that operates as an income rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

1.15 “Section 409A” shall mean Section 409A of the Code and the regulations issued thereunder and other written Treasury or IRS guidance related thereto, as they may be amended from time to time.

1.16 “Separation from Service” means separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulation §1.409A-1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

ARTICLE 2

ELIGIBILITY

2.1 Eligibility. Participation in the Plan shall be limited to a select group of management or highly compensated employees of the Employer, as determined by the Board in its sole and absolute discretion. As of the Effective Date, the eligible Participants are Edward Dietzler and Daniel O’Donnell. The Board may add additional Participants at any time.

2.2 Termination of Participation. If the Board determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Section 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Board shall cease further vesting hereunder.

ARTICLE 3

DEFERRED COMPENSATION AND VALUATION OF ACCOUNT

3.1 Annuity Contract and Other Investments. For purposes of satisfying its obligations to provide benefits under this Plan, the Bank has initially invested in the Annuity Contract and may invest in other investments. However, nothing in this Section shall require the Bank to invest in any particular form of investment.

3.2 Ownership of the Annuity Contract. The Bank is the sole owner of the Annuity Contract, and other such investments, and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the death proceeds of the Annuity Contract. The Bank shall at all times be entitled to the Annuity Contract’s cash surrender value, as that term is defined in the Annuity Contract.

3.3 Right to Annuity Contract. Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating this Plan. Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

3.4 Rabbi Trust. Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The Employer may contribute the Annuity Contract to any such rabbi trust. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Neither the Participant nor the Beneficiary shall have any beneficial ownership interest in any assets held in the trust.

ARTICLE 4

BENEFITS

4.1 Normal Retirement Benefit. Upon the Participant’s Separation from Service after reaching Normal Retirement Age for any reason other than death or Disability or Cause, the Participant will be entitled to the benefit payment described in this paragraph 4.1. The amount of the benefit will equal the amount that is currently scheduled to be paid from the Annuity Contract designated under this Plan to benefit the Participant through the Rider, which will be no less than the amount set forth for each Participant on Appendix A (the “Normal Retirement Benefit”). The Normal Retirement Benefit will commence on the first day of the second month following the Participant’s Normal Retirement Date, payable monthly and continuing for the Participant’s lifetime. This shall be the Participant’s benefit in lieu of any other benefit under this Plan.

4.2 Separation from Service Prior to Normal Retirement Age. If a Participant should incur a Separation from Service prior to Normal Retirement Age for any reason other than death (which shall expressly include a termination due to Disability), the Participant will be entitled to only the vested portion of the Normal Retirement Benefit, payable in the manner provided in paragraph 4.1 commencing as of the first day of the second month following the Participant’s Normal Retirement Date. The Participant shall vest in the Normal Retirement Benefit as follows: with respect to 25% of the Normal Retirement Benefit as of the Effective Date; with respect to 50% of the Normal Retirement Benefit as of June 1, 2022, with respect to 75% of the Normal Retirement Benefit as of June 1, 2023, and with respect to 100% of the Normal Retirement Benefit as of June 1, 2024.

4.3 Death During Employment. Upon death of a Participant while in service to the Employer, the Employer shall pay to the Participant’s Beneficiary the Account Balance, payable no later than sixty (60) days from the date of death.

4.4 Death After Separation from Service. Upon the death of a Participant after the Participant’s Separation from Service, but before receiving a total of one hundred eighty (180) payments, the Employer shall pay to the Participant’s Beneficiary the Account Balance, payable no later than sixty (60) days from the date of death. If the Participant dies after receiving one hundred eighty (180) or more payments of benefit payments, this Agreement will terminate and no additional payments will be made to the Participant’s Beneficiary under the Plan.

4.5 Separation from Service for Cause. Notwithstanding anything in this Plan to the contrary, if the Employer terminates the Participant’s employment for Cause, then the Participant shall not be entitled to any benefits under the terms of this Plan.

4.6 Change in Control Benefit. Upon a Change in Control, each Participant will fully vest in the Normal Retirement Benefit as provided for in paragraph 4.1, with such benefit payable in the amount and at the time as provided for in paragraph 4.1. The Employer will establish a “rabbi trust”, if one has not already been established, for the purposes of this Plan, to which assets (including if desired, the Annuity Contract) will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The amount of the contribution to the “rabbi trust” will be the amount sufficient to satisfy the obligation of the Employer under paragraph 4.1 for all Participants.

4.7 Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments, the following special rules shall apply if the stock of the Employer or an affiliate of the Employer is publicly traded at the time of the Participant’s Separation from Service in order for this Plan to comply with Section 409A of the Code: (i) to the extent the Participant is a “specified employee” (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Participant’s Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Participant’s Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Participant in a single lump sum within five (5) business days after the end of the six (6) month delay.

ARTICLE 5

BENEFICIARIES

5.1 Beneficiary Designations. The Participant shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Participant participates.

5.2 Beneficiary Designation; Changes. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant. The Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator before the Participant’s death.

5.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

5.4 No Beneficiary Designation. If the Participant dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be distributed to the personal representative of the Participant’s estate.

5.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 6

GENERAL LIMITATIONS

6.1 FDIC Limits on Payments. It is the intention of the parties that none of the payments to which the Participant is entitled under this Plan will constitute a “golden parachute payment” within the meaning of 12 USC Section 1828(k) or implementing regulations of the FDIC, the payment of which is prohibited (collectively, “Section 1828(k)”). Notwithstanding any other provision of this Plan to the contrary, any payments due to be made by Employer for the benefit of the Participant pursuant to this Plan, or otherwise, are subject to and conditioned on compliance with Section 1828(k) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer’s primary federal banking regulator and/or the FDIC.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a “golden parachute payment” within the meaning of Section 1828(k) or implementing regulations of the FDIC should Employer or its successors later obtain information indicating that the Participant committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

6.2 Section 280G Limits on Payments. Notwithstanding any contrary provisions in any plan, program or policy of the Employer, if all or any portion of the compensation or benefits payable under this Plan, either alone or together with other payments and benefits that a Participant receives or is entitled to receive from the Employer or an affiliate of the Employer, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Employer shall reduce the Participant’s payments and benefits payable under this Plan to the extent necessary so that no portion thereof, after the application of all reasonable exceptions permitted under the Code, shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit to the Participant shall exceed the net after-tax benefit if such reduction were not made. ‘‘Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Participant under this Plan, plus (ii) all other payments and benefits which the Participant receives or is then entitled to receive from the Employer that, alone or in combination with the payments and benefits payable under this Plan, would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Plan), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall first be any severance or similar payments payable under an employment or severance agreement with the Employer, in accordance with the terms of such agreement. If payments under this Plan must be reduced, such reduction shall be applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments. All determinations required to be made under this paragraph 6.2 shall be made by an independent accounting firm, law firm or compensation consultant, agreed upon by each Participant and the Employer. All fees and expenses incurred in connection with the calculation required under this paragraph 6.2 shall be borne solely by the Employer.

6.3 Section 409A. Notwithstanding anything in this Plan to the contrary, all provisions of this Plan, including but not limited to the definitions of terms and distributions, shall be made in accordance with and shall comply with Section 409A and any authoritative guidance. This Plan and any accompanying forms shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and the authoritative guidance, including, without limitation, any such Treasury Regulations or other guidance that may be issued after the date hereof.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a) Initiation—Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b) Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c) Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Plan on which the denial is based,

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a) Initiation—Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b) Additional Submissions—Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e) Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Plan on which the denial is based,

(iii)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

7.3 Other Claims Information. Any notices pertaining to adverse benefit determinations, either initially or after an appeal, may be provided by electronic medium such as email. As described earlier, the Plan Administrator has the exclusive discretionary authority to make all determinations regarding all claims for Plan benefits, and its decisions on such matters shall be upheld unless the decision is arbitrary and capricious.

ARTICLE 8

MISCELLANEOUS

8.1 Amendments and Termination. Subject to paragraph 8.11 of this Plan, this Plan may be amended or terminated solely by a written agreement signed by the Bank and by each of the Participants.

8.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Participant. It also does not require any Participant to remain an employee nor interfere with any Participant’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

8.4 Tax Withholding. When a Participant becomes vested in a portion of his Normal Retirement Benefit, the Employer shall withhold from the Participant’s cash compensation in a manner determined in the sole discretion of the Employer, the Participant’s share of FICA and other employment taxes on such vested Normal Retirement Benefit. The Employer, or trustee of any trust making payment, shall withhold from any payments made to a Participant or Beneficiary under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer in a manner determined in the sole discretion of the Employer or the trustee of any trust making payments, in compliance with applicable tax withholding requirements.

8.5 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict of laws of such state.

8.6 Unfunded Arrangement. The Participants and the Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Plan shall be a general asset of the Employer to which Participants and Beneficiaries have no preferred or secured claim.

8.7 Benefit Provision. Notwithstanding the provisions of this Plan in the payment of the benefits under Article 4, any benefits payable under this Plan are contingent solely upon the amount that is provided by the Annuity Contract(s) as identified in this Plan or other provision as provided for in Article 3, or that would have been provided if any Annuity Contracts) had not been canceled.

8.8 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

8.9 Headings. The headings of articles herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

8.10 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Participant if addressed to the address of the Participant on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board, at

The Bank of Princeton

183 Bayard Lane

Princeton, NJ 08540

8.11 Termination or Modification of Plan Because of Changes in Law. Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly.

ARTICLE 9

ADMINISTRATION OF PLAN

9.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Compensation/HR Committee of the Board or such committee or person(s) as the Compensation/HR Committee of the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Participant under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan.

9.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time-to-time consult with counsel, who may be counsel to the Employer.

9.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Participant.

9.4 Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

9.5 Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Participant and such other pertinent information as the Plan Administrator may reasonably require.

This Supplemental Executive Retirement Plan is hereby executed as of the date shown below and effective as of the date first written above.

THE BANK OF PRINCETON

By:	/s/ Richard J. Gillespie
Chairman of the Board of Directors
Date: July 30, 2021

APPENDIX A

EDWARD DIETZLER

Insurer	Contract #
National Western	1E7015941
Nationwide	71337793

Minimum Annual Benefit Calculated as of the Participant’s Separation from Service on his 65th Birthday is $126,704. Benefit is payable monthly for life.

DAND2L O’DONNELL

Insurer	Contract #
National Western	1E7015939
Nationwide	71337791

Minimum Annual Benefit Calculated as of the Participant’s Separation from Service on his 65th Birthday is $69,935. Benefit is payable monthly for life.